UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  March 9, 2009

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On February 7, 2007 and again on January 22, 2008, the Board of Directors of PriceSmart, Inc. declared cash dividends of $0.32 per share, with $0.16 per share payable on April 30 to stockholders of record as of the close of business on April 15 and $0.16 per share payable on October 31 to stockholders of record as of the close of business on October 15. Accordingly, the Company distributed $0.16 per share on each of April 30, 2007, October 31, 2007, April 30, 2008 and October 31, 2008.

Dividends are taxable as "qualified dividend income" to the extent paid out of a stockholder's pro rata share of PriceSmart's current or accumulated earnings and profits for U.S. tax purposes. Any portion of the distribution in excess of each holder's pro rata share of PriceSmart's earnings and profits will be treated first as a tax-free return of capital to the extent of each stockholders' tax basis in his, her or its shares of PriceSmart common stock, with any remaining portion treated as capital gain.

The Company has determined the tax treatment for three of the distributions referenced above, as follows:

Payment Date	Qualified Dividend Income	Return of Capital
April 30, 2007	0%	100%
October 31, 2007	54.22%	45.78%
April 30, 2008	54.22%	45.78%

With respect to the distribution on October 31, 2008, the Company will not be able to definitively calculate its earnings and profits until after the end of fiscal year 2009 (August 2009). Although the Company has not yet completed fiscal year 2009, stockholders have already received Forms 1099-DIV with respect to the October 2008 dividend. The Company plans to determine the portion of the October 31, 2008 distribution that is to be treated as return of capital (if any) in early 2010. To the extent the tax treatment as determined in early 2010 is different than as reflected in the Forms 1099-DIV, the Company will advise its transfer agent and request that amended Forms 1099-DIV be issued to stockholders.

The determination of the portion of the dividends that will be treated as taxable dividends will not impact the Company's ability to pay the dividends to stockholders, nor will the determination impact the Company's reported earnings.

Stockholders are urged to consult with their own tax advisors to determine the basis in their shares of common stock and the tax consequences of the distribution, including any state, local or foreign tax considerations.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2009	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Chief Accounting Officer)